Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-109345, No. 333-109346, No. 333-14531, No. 33-54483, No. 33-64998, No. 33-65440, No. 33-68336, No. 333-04775, No. 333-04823, No. 333-62087, No. 333-62103, No. 333-95409, No. 333-41328, No. 333-71502 and No. 333-97713) pertaining to employee equity compensation plans of Novell, Inc. of our report dated November 16, 2004 with respect to the consolidated financial statements and schedule of Novell, Inc. and subsidiaries included in the Annual Report (Form 10-K) for the year ended October 31,2005.
/s/ Ernst & Young LLP
Boston, Massachusetts
January 5, 2006